Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited fourth quarter 2021 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

ArcBest Consolidated

On a preliminary basis, January 2022 consolidated revenues grew approximately 56% on a per day basis compared to January 2021, reflecting continued customer demand for our logistics solutions and growth in all three operating segments. The consolidated revenue growth in January 2022 benefited from the acquisition of MoLo Solutions, LLC (“MoLo”).

Asset-Based Segment

4Q’21 Year-over-Year Yield Metrics

●	Billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges, increased by a percentage in the double digits.
●	Average increase on Contract renewals and Deferred Pricing agreements negotiated during 4Q’21: +10.2%, the highest increase in any quarter in history.

Year-over-Year Monthly Total Daily Business Trends

	October 2021	November 2021	December 2021	January 2022(1)(2)

Billed Revenue/Day(3)	+20.4%	+25.4%	+24.4%	+22%
Tons/Day	+1.5%	+7.1%	+6.9%	+2%
Shipments/Day	+1.7%	+3.8%	-1.0%	-1%

1)	Statistics for the full month of January 2022 have not been finalized and are preliminary.
2)	There were 20.5 workdays in January 2022 and 20 workdays in January 2021.
3)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

January 2022 Business Update

See tables above for January 2022 revenue, tonnage and shipment metric comparisons.

Statistics for January 2022 have not been finalized. Preliminary Asset-Based financial metrics and business trends for January 2022, compared to the same period last year, are as follows:

●	Total Billed Revenue/CWT increased approximately 20% including higher fuel surcharge.
●	Total Billed Revenue/Shipment increased approximately 23%.
●	Total Weight/Shipment increased approximately 3%.

The January 2022 Asset-Based tonnage and shipment trends have been impacted by fewer transactional shipments versus last year, which were intentionally moderated to serve the increasing demand from core customers. Our core, or published, LTL tonnage and shipments increased by a percentage in the high-single digits in January 2022 over January 2021. The sequential changes in average daily tonnage and shipments with these core customers compared to December were some of the best over the last ten years.

In the most recent five years, the historical average sequential change in ArcBest’s Asset-Based operating ratio, in the first quarter versus the fourth quarter, has been an average increase of approximately 250 basis points. The Asset-Based operating ratio in first quarter 2021 was favorably impacted by a gain on asset sales and pandemic-related effects on the business as compared to fourth quarter 2020.

1Q’22 Other Items

●	63.5 Working Days compared to 63 working days in 1Q’21
●	Projected Innovative Technology Costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight (non-GAAP reconciling item): $6.5 million vs. $7 million in 1Q’21

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

4Q’21 and January 2022 Year-over-Year Monthly Total Daily Business Trends

	October 2021	November 2021(1)	December 2021(1)	January 2022(1)(2)(3)

Revenue/Day	+46.6%	+108.5%	+120.5%	+135%

1)	Includes revenue of the acquired MoLo business which was effective on November 1, 2021.
2)	Statistics for the full month of January 2022 have not been finalized and are preliminary.
3)	There were 20.5 workdays in January 2022 and 20 workdays in January 2021.

Preliminary Asset-Light financial metrics and business trends for January 2022, compared to January 2021, are as follows:

●	Revenue growth reflects increases in truckload brokerage, expedite and managed solutions.
●	Purchased transportation expense represented approximately 87% of revenues in January 2022, slightly higher than December 2021. Purchased transportation expense was 83% of revenues in January 2021.
●	Revenue from the acquired operations of MoLo have impacted the financial metric comparisons and business trends. As previously disclosed, the MoLo business is expected to operate at breakeven margin levels through most of 2022. Earnings accretion (before purchase accounting amortization) on the MoLo business is expected to begin in fourth quarter 2022.

4Q’21 Year-over-Year Monthly Total Daily Business Trends Excluding Results For MoLo

	October 2021	November 2021(4)	December 2021(4)

Revenue/Day	+46.6%	+39.1%	+43.9%

4)	Excludes revenue of the acquired MoLo business which was effective on November 1, 2021

Asset-Light financial metrics and business trends (excluding results for MoLo) for fourth quarter 2021, compared to fourth quarter 2020, are as follows:

●	Purchased transportation expense per day increased approximately 43%.

Beginning in 2022, MoLo’s results will be reported as a part of the Asset-Light ArcBest Operating Segment, excluding FleetNet, and will not be shown separately.

ArcBest Consolidated

1Q’22 – Projected

●	Loss in “Other and eliminations” (non-GAAP basis): $6 million vs. $6 million in 1Q’21.
●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program and human-centered remote and automated operations, as recently announced in connection with our investment in Phantom Auto (non-GAAP reconciling item): $3 million vs. $1 million in 1Q’21.
●	Interest Expense, net of Interest Income: $2 million vs. $2 million in 1Q’21

FY’22 – Projected

●	Loss in “Other and eliminations” (non-GAAP basis): $19 million vs. $19 million in 2021.
●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program and human-centered remote and automated operations, as recently announced in connection with our investment in Phantom Auto (non-GAAP reconciling item): $12 million vs. $5 million in 2021.
●	Interest Expense, net of Interest Income: $8.6 million vs. $7.6 million in 2021

Capital Expenditures

FY’21 – Actual

●	Total Net Capital Expenditures, including financed equipment: $104 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $79 million.
●	Revenue equipment purchases in 2021 were lower than the original estimate because of pandemic-related manufacturing delays, primarily on new road tractors. As a result, approximately $35 million of planned 2021 net capital expenditures are included in the 2022 net capital expenditures total.
●	Depreciation and amortization costs on property, plant and equipment: $118.9 million
●	Intangible asset amortization: $5.4 million

FY’22 – Projected

●	Total Net Capital Expenditures, including financed equipment: $270 million to $290 million
●	As noted above, approximately $35 million of previously planned 2021 net capital expenditures, associated with pandemic-related manufacturing delays, are included in the 2022 net capital expenditures total.
●	Includes revenue equipment purchases (majority for Asset-Based) of $160 million.
●	Includes real estate expenditures (majority for Asset-Based) of $45 million to $55 million.
●	The remaining amount of capital expenditures includes items related to technology and miscellaneous dock equipment upgrades and enhancements.
●	Depreciation and amortization costs on property, plant and equipment: $125 million to $130 million
●	Intangible asset amortization, primarily reflecting purchase accounting amortization related to the MoLo acquisition: $13 million

Long-Term Financial Targets

●	ArcBest Consolidated 2025 Revenue: $7 billion to $8 billion
●	Operating Margin
o	Asset-Based: 10% - 15%
o	Asset-Light (excluding FleetNet): 4% - 6%
●	Return On Capital Employed (ROCE) [1]: Exceed long-term average of the S&P 500[2]

Additional Detailed Information

Asset-Based Segment

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $5.5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

Tax Rate

ArcBest’s fourth quarter 2021 effective GAAP tax rate was 24.0%.  The “Effective Tax Rate Reconciliation” table of ArcBest’s fourth quarter 2021 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The tax rate used to calculate non-GAAP EPS was 26.4% for fourth quarter 2021.  Under the current tax laws, we expect our full year 2022 non-GAAP tax rate to be in a range of 26% to 27%.  The effective GAAP tax rate may be impacted by discrete items that could occur during the remainder of the year.

1 ROCE as defined as (Net Income + After-Tax Interest Expense) / (Average Total Debt + Average Common Equity).

2 The long-term ROCE is compiled by a third-party which includes returns of the S&P 500 over a 20-year period.

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers, as well as investments in ArcBest technology and innovation. Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in “Other and eliminations” tends to be higher in periods when business levels are lower, and consequently allocations to operating segments are lower, which is typically during the first and fourth quarters of the year; however, for both 2020 and 2021, fourth quarter shipment levels for our Asset-Based and Asset-Light ArcBest segments were the highest quarterly shipment levels of the year on a per-day basis. Increases in previously announced investments in innovative technology costs reported in the “Other and eliminations” line were partially offset by the impact of these higher fourth quarter business levels on shared service allocations.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP reconciling items detailed in the table below, ArcBest expects the 2022 non-GAAP “Other, net” expense to approximate the 2021 expense.

Changes in cash surrender value of life insurance included an increase of $1.2 million in fourth quarter 2021 compared to an increase of $2.1 million in fourth quarter 2020, reflecting lower market gains experienced in fourth quarter 2021 on these assets that are invested much like pension plan assets.  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020

	(in millions)
Other, net
Amounts on GAAP basis - income (costs)	$1.2	$2.0	$3.8	$2.3
Non-GAAP Adjustments:
Nonunion pension expense, including settlement, pre-tax(1)	—	—	—	0.1
Life insurance proceeds and gains in cash surrender value(1)	(1.2)	(2.1)	(4.1)	(2.3)
Non-GAAP amounts - income (costs)	$—	$(0.1)	$(0.3)	$0.1

1)	Amounts in parentheses indicate gains.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information contained in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: market fluctuations and interruptions affecting the price of our stock or the price or timing of our share repurchase programs; widespread outbreak of an illness or disease, including the COVID-19 pandemic and its effects, or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us; a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight; the loss or reduction of business from large customers; the ability to manage our cost structure, and the timing and performance of growth initiatives; the cost, integration, and performance of any recent or future acquisitions, including the MoLo acquisition, and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; the timing or amount of the earnout payments for the MoLo acquisition, if any; maintaining our corporate reputation and intellectual property rights; competitive initiatives and pricing pressures; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; self-insurance claims and insurance premium costs; potential impairment of goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; seasonal fluctuations and adverse weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.